EXHIBIT 99.1

STATE OF SOUTH CAROLINA             )
                                    )                  AGREEMENT
COUNTY OF HORRY                     )

      THIS AGREEMENT, made and entered into in the County and State aforesaid, by and between SEA GARDEN, LLC, a South Carolina limited liability company (herein designated "Seller"), and SEA GARDEN FUNDING, LLC, a South Carolina limited liability company (herein designated "Buyer"):

                                WITNESSETH THAT:

      For and in consideration of One Thousand Dollars ($1,000.00) in hand paid by Buyer to Seller, receipt of which is hereby acknowledged, and the mutual covenants contained herein, the parties agree as follows:

      1. Sale. Seller hereby agrees to sell and Buyer agrees to purchase the real and personal property hereinafter described, upon the terms and conditions hereinafter stated.

      2. Property. The Property, which is the subject of this Agreement, are all of the Assets of the Seller including the real property described on Exhibit A together with all improvements located on said real property and the Other Assets described on Exhibit B. Exhibit A and Exhibit B are attached hereto and made a part hereof.

      3. Deposit and Return or Credit of Earnest Money. Buyer will deposit, upon the signing of this contract, with Roe & Associates, Inc., which shall serve as escrow agent hereunder, earnest money of One Thousand and No/100 Dollars ($1,000.00) in cash. Buyer shall be entitled to immediate return of its earnest money deposit for non-satisfaction of any Contract term, condition or contingency, or upon any default by Seller. Otherwise, all of Buyer's earnest money deposit shall be credited against the purchase price at closing. The balance of said purchase price is to be paid in cash at closing.

      4. Purchase Price. The purchase price of the Property consists of cash to be paid to the members of the Seller and the assumption of liabilities of the Seller. The purchase price is itemized in detail on Exhibit C, attached hereto and made a part hereof, and includes:

            (a) One Thousand and No/100 Dollars ($1,000.00) thereof paid at the signing of this Agreement;

            (b) The balance of the purchase price shall be paid in cash and by the assumption of liabilities as of the date of closing.

      5. Specific Contingencies. The obligations of Buyer under this Agreement shall, at the option of Buyer, be subject to the following contingencies:

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            (a) Availability of public, or private water and sewer service
(including both sanitary sewer and storm drainage system) as necessary to gravity feed at minimum depths the entire tract with adequate pressure and flow, at the Property boundary, including all necessary easements, agreements, permits or approvals, at no cost to Buyer or at costs acceptable to Buyer.

            (b) Availability of electrical and telephone (and natural gas if applicable) service to the Property.

            (c) Availability of access to the Property, including all necessary permits and approvals, with all existing roads, highways, rights-of-way and road or highway plans having no adverse effect upon access to and full use of Property acreage.

            (d) Absence of any pending or proposed utilities service moratoriums, eminent domain proceedings or adverse actions of other kinds by any governmental authorities, private or public organizations or individuals.

            (e) Absence of any laws, ordinances, regulations, restrictive covenants, rights-of-way, easements, dedications or other public or private encumbrances which would restrict Buyer's use of the property.

            (f) Availability of flood hazard insurance for Property acreage within any flood hazard area,

            (g) Absence of any title defects or unapproved encumbrances and absence of any survey disputes with respect to boundaries and acreage.

            (h) Verification of Liabilities being assumed.

      Buyer is to have 30 days from the date hereof to satisfy any and all contingencies and to complete any other due diligence investigation Buyer deems necessary. After the expiration of this 30-day period, unless Buyer and Seller agree to an extension, the deposit described in paragraph 3, above, becomes non-refundable and this agreement becomes firm.

      6. Closing and Title. Closing shall be held on or before the expiration of sixty (60) days after the date hereof, on such other date as the parties hereto may agree. Seller agrees that upon the closing of the transaction contemplated hereby, it will convey to Buyer good, marketable title to said real and personal property by general warranty deed free and clear of all liens, restrictions, easements and other encumbrances except current year's real property taxes and by Assignment and/or Bill of Sale. Buyer shall have the right to have title to the property examined by its attorney, and any time prior to closing, may advise Seller of any objections to title. In the event of such notification, Seller shall have fifteen (15) days from the date of such notification to remove or correct such objections and Seller shall take all steps necessary to cure the defects prior to closing. In the event Seller requires more than fifteen (15) days to cure any title defect, then Buyer and Seller agree to extend the closing by the actual days needed beyond the fifteen (15) day period, but in no event shall the closing be extended past fifteen (15) days of the original contract closing date. If Seller fails to remove or correct such objections, Buyer may terminate this Agreement. Both Buyer and Seller contemplate that Seller will be able to compromise any mechanics liens, judgments or other liabilities with the cash proceeds of the sale contemplated herein. If this proves to be impossible, Buyer shall have the option to terminate this Agreement or Buyer shall have the option to increase the Purchase Price by such amounts as necessary to compromise such mechanics liens, judgments or other liabilities. In the event Buyer elects to terminate this Agreement, Seller shall return to Buyer any and all amounts paid by Buyer to Seller hereunder, and in such event neither party shall have any further liability or responsibility to the other arising out of this Agreement. In the alternative, Buyer may waive its right to terminate this Agreement and close this transaction without reduction of the purchase price.


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      Closing to be held by the law firm of Callison Tighe & Robinson, LLP in
Myrtle Beach, South Carolina.

      Real and Personal property taxes in relation to the Property shall be assumed by the Buyer. Seller shall at its own expense prepare the Deed of General Warranty conveying the property to Buyer, in form satisfactory to Buyer and pay the recording fee formerly known as deed stamps. Buyer shall pay all other closing costs. Each of the parties hereto shall be responsible for the payment of its own attorney's fees in the preparation and review of all documents and agreements, which are a part of this transaction.

      Seller shall on the Closing date deliver to Buyer full and exclusive possession of the Property.

      7. Survey. Property boundaries and improvements shall be determined by reference to a recent survey of the property to be provided by Buyer.

      8. Title Insurance. Seller will provide a title insurance commitment to Buyer prior to closing insuring title to the property in Buyer's name, which commitment shall contain only such specific record exceptions as will not impair title to the Property, affect its value or affect Buyer's intended use or development plans, and which shall insure without exception for, or delete or insure over, all pre-printed and other standard exceptions, including but not limited to rights of parties in possession, matters of survey, marital rights or claims, unrecorded easements, unrecorded liens, and taxes or assessments not shown as liens by the public records. Buyer shall, pay the title insurance premium.

      9. Risk of Loss; Insurance. The risk of loss or damage by fire or other casualty prior to closing shall be upon Seller.

      10. Access. Buyer, its employees, its agents, representatives and contractors shall have reasonable rights of access to the Property for any purpose related to this Agreement, on 24 hours' notice. Any damage diminishing the fair market value of the Property shall be repaired at Buyer's expense in the event that closing does not occur.

      11. Closing Costs. Closing costs shall be paid as hereinabove provided.

      12. Additional Closing Conditions.


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            (a) The Property must be in substantially the same condition at closing as on the date of this Agreement, reasonable wear and tear excepted.

            (b) All mortgages, liens, unpaid taxes or assessment liabilities, except as provided herein, must be paid at Closing,

            (c) Title to the entire Property must be delivered at closing by general warranty deed, free of all encumbrances, utility easements and subject only to unviolated restrictive covenants that do not materially affect the value or use of the Property. The Property must have legal access to a public right-of-way.

            (d) Seller shall furnish at closing an affidavit and indemnification agreement in form satisfactory to Buyer that all labor, materials and services furnished to the Property within ninety (90) days prior to the date of closing have been paid and agreeing to indemnify Buyer against all loss from any cause or claim arising therefrom; existing liens shall be discharged by bond.

      13. Seller's Representations and Warranties. Seller agrees not to encumber the Property or directly or indirectly cause the value of the Property to diminish during the term of this Agreement without Buyer's written consent.

      14. Default by Buyer. If Buyer shall fail to close the transaction in accordance with the terms hereof, Seller may enforce the resulting contract at law or in equity, or, at its option, retain the earnest money paid at the signing hereof.

      15. Default by Seller. If Seller shall fail to perform or comply with any term of this Agreement, Buyer shall notify Seller of such default as provided herein. Seller shall have thirty (30) days from receipt of such notice to cure any default. If Seller shall have failed to cure any default within the thirty
(30) day period, Buyer shall have the option to rescind the Agreement and receive full reimbursement of all payments made to Seller or to enforce this Contract at law or in equity.

      16. Hazardous Materials. With regard to the Property

            (a) the term "hazardous materials" means any hazardous or toxic substances, materials or wastes, including, but not limited to, those substances, materials and wastes listed in the United States Department of Transportation Hazardous Materials Table (49 C.F.R. 1.72.101) or by the Environmental Protection Agency as hazardous substances (40 C.F.R. Part 302) and any amendments thereto, or such substances, materials and wastes which are or become regulated under any applicable local, state or federal law, including, without limitation, any material, waste or substance which is (i) petroleum,
(ii) asbestos, (iii) polychlorinated biphenyls, (iv) designated as a "hazardous substance" pursuant to Section 311 of the Clean Water Act, 33 U.S.C. Section 1251, et seq., (33 U.S,C. Section 1321) or listed pursuant to Section 307 of the Clean Water Act (33 U.S.C. Section 1317); (v) defined as a "hazardous waste" pursuant to Section 1004 of the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901, et seq., (42 U.S.C. Section 6903) or (vi) defined as a "hazardous substance" pursuant to Section 101 of the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601, et seq., (402 U.S.C. Section 9601).


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            (b) Seller hereby warrants and represents that, to the best of
Seller's knowledge and belief, there are no Hazardous Materials on, under, in or about the Property.

            (c) Seller covenants and agrees that from the date hereof, and so long as this Agreement shall remain in effect, not to cause or permit the presence, use, generation, or release, discharge, storage, disposal or transportation of any Hazardous Materials on, under, in, about, near, to or from, the Property.

      17. Brokers and Finders. Neither party has had any contact or dealings regarding the Property, or any communications in connection with the subject matter of this transaction, through any real estate broker or other person who can claim a right to a commission or finder's fee in connection with the sale contemplated herein.

      18. Parties. This Agreement shall be binding and shall inure to the benefit of the parties, their assignees, and their heirs, successors and assigns.

      The Buyer may assign this Agreement, provided such assignment shall cause no delay in the closing, except as may be agreed by Seller.

      19. Entire Agreement. This Agreement contains the entire agreement of the parties and no representations, inducements, or other provisions shall be binding upon the parties. All changes, additions or deletions to this Agreement must be in writing and signed by all parties,

      20. EXHIBIT C. CASH $210.000.00 that Gary Banks, a principal in Sea Garden, L.L.C. shall receive the sum of $39,273.51 from the $210,000.00 cash to be paid by buyers in lieu of Certificate of Deposit number 330006228 issued and held by Horry County State Bank as described in EXHIBIT B LISTING AND DESCRIPTION OF OTHER ASSETS.


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                                   WITNESSES:

      WITNESS WHEREOF, the parties hereto have set their hands and seals this 21st day of October 2002.


WITNESSES:                                   Seller:
                                             SEA GARDEN, LLC
                                             A South Carolina limited
                                             liability company (SEAL)

                                             By:


/s/Francisca Sheehan                         /s/ illegible/President
-----------------------------                -----------------------------------
                                             Roe & Associates, Inc., Member


/s/ Jetta Reed                               /s/ Gary C. Banks
-----------------------------                -----------------------------------
                                             Gary C. Banks, Member


                                             Buyer:
                                             SEA GARDEN FUNDING, LLC
                                             A South Carolina limited
                                             liability company (SEAL)

                                             By Creative Holdings & Marketing
                                             Corporation, Member


/s/ Francisca Sheehan                        /s/ John W. Gandy
-----------------------------                -----------------------------------
                                             John W. Gandy, President and CEO


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

                                    EXHIBIT A

DESCRIPTION OF REAL PROPERTY:

      LAND AND HNPrOVEMENTS: Phases 3-A., 4-H, 4-I, 4-J, 4-K, 4-L, 4-M, 4-N, 4-O, 4-P and 4-G (with improvements including a partially completed five unit townhouse condominium building). Also, includiug portions of paved parking lots with underground storm sewers. All of the aforementioned real property consisting of 2.55 acres more or less as shown on the map of Closing Plat Phase 4 Sea Garden Toymhouses dated January 2, 2002, by Robert L. Bellamy & Associates, Inc. and recorded in Plat Book 181 at page 169 on January 25, 2002,

      Also Building 34 Units A, B, C, D and E of the Sea Garden Horizontal Property Regime which was added to the regime by the twenty-sixth amendment to the MASTER DEED FOR SEA GARDEN HORIZONTAL PROPERTY REGIME DATED AND RECORDED JANUARY 10, 1997 IN DEED BOOK 1913 AT PAGE 1002, RECORDS OF THE RMC OFFICE OF HORRY COUNTY. Said amendment recorded in Deed Book 2446 at Page 1387. The street address of Building 34 is 617 1st Avenue, South, North Myrtle Beach, South Carolina.


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                                    EXHIBIT B

LISTING AND DESCRIPTLOST OF OTHER ASSETS

      All of the rights of Sea Garden, LLC as Developer of the Sea Garden Horizontal Property Regime that are documented in the MASTER DEED FOR THE SEA GARDEN HORIZONTAL PROPERTY REGIME DATED AND RECORDED JANUARY 10, 1997 IN DEED BOOK 1913 AT PAGE 1002, RECORDS OF THE RMC OFFICE OF HORRY COUNTY as subsequently amended. And all governmental permits, approvals, deposits, plans and marketing materials and other assets of Sea Garden, LLC that axe in any way related to or constitute a part of the development activities of Seller in its development of the Sea Garden community and

      Certificate of Deposit number 330006228 issued by Horry County State Bank to Gary C. Banks on August 18, 1997 in the amount of $50,000.00 less the amount used to pay interest on the obligations of Sea Garden, LLC plus accrued interest to the date of closing. On September 27, 2002 the value of this certificate of deposit was $39,273.51. Homy County State Bank is holding the Certificate as additional collateral four the obligations listed in Exhibit C, herein.


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